Exhibit 99.1

FOR IMMEDIATE RELEASE

CIRCUS AND ELDORADO JOINT VENTURE ANNOUNCES

PROPOSED OFFERING OF SENIOR SECURED NOTES AND COMMENCEMENT OF CASH TENDER OFFER

RENO, NV — February 6, 2012 — Circus and Eldorado Joint Venture (the “Partnership”) today announced that it intends to offer $120 million in aggregate principal amount of senior secured notes due 2020 (the “Notes”) and to make an offer to purchase any or all of the Partnership’s outstanding 10 1/8% Mortgage Notes due 2012 (the “2012 Notes”) that are validly tendered by holders on or prior to midnight, New York City time, on March 5, 2012 (the “Expiration Date”). Holders who validly tender their 2012 Notes on or prior to 5:00 p.m., New York City time, on February 17, 2012 (the “Early Tender Date”) will receive total consideration of $1,001.88 per $1,000 principal amount of 2012 Notes, which includes an early tender payment of $10 per $1,000 principal amount of 2012 Notes tendered. It is expected that any 2012 Notes that are not tendered on or prior to the Early Tender Date will be retired. Holders who validly tender their 2012 Notes after 5:00 p.m., New York City time, on February 17, 2012 but prior to midnight, New York City time, on March 5, 2012 will receive tender consideration of $991.88 per $1,000 principal amount of 2012 Notes tendered. Holders who validly tender (and do not validly withdraw) their 2012 Notes also will be paid accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the date of payment for such 2012 Notes.

The obligation of the Partnership to accept for purchase, and to pay for, 2012 Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of certain conditions (including a financing condition) that are described in the Partnership’s Offer to Purchase dated February 6, 2012 (the “Offer to Purchase”).

The Partnership has engaged Deutsche Bank Securities Inc. to act as dealer manager in connection with the Tender Offer. The Partnership has engaged D.F. King & Co., Inc. as information agent and depositary in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to D.F. King &Co. at (800) 207-3158 (toll-free).

The Notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The Notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release is for informational purposes only and is not an offer to purchase with respect to any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward Looking Statements

This press release contains forward-looking statements concerning, among other things, a proposed offering of Notes. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Partnership’s public filings with the Securities and Exchange Commission. We have based these forward looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Partnership is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

About Circus and Eldorado Joint Venture

Circus and Eldorado Joint Venture, a Nevada general partnership which is a joint venture between Eldorado Limited Liability Company and Galleon, Inc., owns and operates the Silver Legacy Resort Casino (www.silverlegacyresortcasino.com), a hotel-casino and entertainment complex in Reno, Nevada. Eldorado Limited Liability Company is a 96% owned subsidiary of Eldorado Resorts LLC, which owns the Eldorado Hotel & Casino, one of the two hotel casinos connected to Silver Legacy, and Galleon, Inc., the managing partner of Circus and Eldorado Joint Venture, is a wholly owned subsidiary of MGM Resorts International, which owns Circus Circus Hotel and Casino, the other hotel casino which is connected to Silver Legacy. Silver Legacy features 1,711 guest rooms, an approximately 87,300 square foot casino, six dining venues and 50,000 square feet of meeting space.

Source: Circus and Eldorado Joint Venture

Contact: Stephanie Lepori, Chief Financial Officer, 775-325-7385